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                                                                    EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CERUS DELAWARE CORPORATION

         Stephen T. Isaacs and Lori L. Roll hereby certify that:

         ONE: They are the duly elected and acting President and Secretary, respectively, of Cerus Delaware Corporation, a Delaware Corporation, incorporated in the State of Delaware on July 31, 1996.

         TWO: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                       I.

         The name of this Corporation is Cerus Delaware Corporation.

                                       II.

         The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

                                      III.

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is fifty-five million (55,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                       1.


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         B. Seven Hundred Sixty-One Thousand Seventy-Nine (761,079) of the
authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), Three Hundred Five Thousand Four Hundred Sixty-One (305,461) shares of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), One Million One Hundred Forty-Seven Thousand Four Hundred Forty-Nine (1,147,449) shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"), Six Hundred Five Thousand (605,000) shares of the authorized shares of Preferred Stock are hereby designated Series D Preferred Stock (the "Series D Preferred") and Three Hundred Eighty Thousand Nine Hundred Fifty-Three (380,953) shares of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred").

         C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred (hereinafter the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall be referred to collectively as the "Preferred Stock") are as follows:

                  1.       DIVIDEND RIGHTS.

                           a. Holders of Preferred Stock, in preference to the
holders of any Common Stock, shall be entitled to receive, when and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of $0.46 per annum on each outstanding share of Series A Preferred, $0.61 per annum on each outstanding share of Series B Preferred, $0.96 per annum on each outstanding share of Series C Preferred, $1.26 per annum on each outstanding share of Series D Preferred and $1.89 per annum on each outstanding share of Series E Preferred. Such dividends shall be non-cumulative, and no right shall accrue to the holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

                           b. So long as any shares of Preferred Stock shall be
outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any class of stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company or any subsidiary of the Company, unless a corresponding dividend, distribution or redemption has been or is simultaneously declared or made on the Preferred Stock and all declared but unpaid dividends on the shares of outstanding Preferred Stock shall have been paid or a sum sufficient for the payment thereof shall have been reserved therefor. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable solely in stock, (ii) the acquisition of shares of any Common Stock in exchange for shares of any Common Stock, (iii) the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Company or any wholly-owned subsidiary that are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; or (iv) any repurchase of any outstanding securities of the Company that is approved by not less than four members of the Company's


                                       2.


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Board of Directors. The holders of the Preferred Stock expressly waive their rights, if any, as described in California Corporations Code Sections 503 and 506 as they relate to repurchase of shares upon termination of employment.

                           c. Subject to the foregoing and to any further
limitations set forth herein, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any Common Stock; provided, however, that if any cash dividend or other distribution is declared by the Board of Directors to be paid on the Common Stock, then an additional dividend shall be paid at the same time to the holders of the outstanding Preferred Stock at a rate per share (based upon the number of shares of Common Stock into which the outstanding Preferred Stock is convertible) equal to the rate at which cash dividends or other distributions are paid or granted with respect to the Common Stock.

                  2.       VOTING RIGHTS.

                           a. Except as otherwise provided herein or as required
by law, the shares of the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                           b. In addition to any other vote or consent required
herein or by law, the consent of the holders of at least two-thirds (2/3) of the outstanding Preferred Stock voting together as a separate class, voting in person or by proxy, either in writing without a meeting, or by a vote at any meeting called for the purpose, shall be necessary for effecting or validating the following actions:

                                  (1) Any amendment, alteration, or repeal of
any provision of the Amended and Restated Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Determination), that affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Preferred Stock;

                                  (2) Any creation of or any increase, whether
by reclassification or otherwise, in the authorized amount of any class or series of equity securities of the Company ranking on a parity with or prior to, or convertible or exercisable into a class or series ranking on a parity with or prior to, the Preferred Stock in right of liquidation preference, voting or dividends;

                                  (3) Any agreement to encumber (except in
connection with a financing in the ordinary course of business for other than equity financing purposes), sell,

                                       3.


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lease or otherwise dispose of all or substantially all of the assets, property or business of the Company, or to merge or consolidate the Company with any person, or permit any other person to merge into it, or any other reorganization, transaction or series of transactions pursuant to which the holders of the Company's outstanding voting securities immediately preceding such merger, consolidation or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such consolidation, merger or other transaction or series of transactions;

                           (4) Any voluntary liquidation or dissolution of the
Company (as defined in Section 3(c) hereof); and

                           (5) Any redemption of, or payment of dividends with
respect to, Common Stock, other than a repurchase of Common Stock pursuant to the exercise of any contractual or other legal rights of first refusal upon termination of employment or a consulting arrangement or repurchase in settlement of shareholder disputes; provided that this subparagraph (v) shall not apply to any redemption of Preferred Stock pursuant to Section 4 hereof, or any repurchase of any outstanding securities of the Company that is approved by not less than four members of the Company's Board of Directors.

                  3.       LIQUIDATION RIGHTS.

                           a. Upon any liquidation, dissolution, or winding up
of the Company, whether voluntary or involuntary, before any distribution or payment of the assets of the Company shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company an amount equal to the sum of (i) $3.85 plus all declared but unpaid dividends on such shares to the date of such payment for each share of Series A Preferred outstanding, (ii) $5.075 plus all declared but unpaid dividends on such shares to the date of such payment for each share of Series B Preferred outstanding, (iii) $8.00 plus all declared but unpaid dividends on such shares to the date of such payment for each share of Series C Preferred outstanding, (iv) $10.50 plus all declared but unpaid dividends on such shares to the date of such payment for each share of Series D Preferred outstanding, and (v) $15.75 plus all declared but unpaid dividends on such shares to the date of such payment for each share of Series E Preferred outstanding, respectively. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full under this Section 3(a) to all holders of Preferred Stock, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full stated amounts to which they would otherwise be respectively entitled under this Section 3(a).

                           b. After the payment of the full liquidation
preference of the Preferred Stock as set forth in Section 3(a) above, the holders of the Common Stock and the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive the remaining assets on a pro rata basis (as if the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred had been converted to shares of Common Stock as of the liquidation, dissolution or winding up of the Company);


                                       4.


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provided, however, that the aggregate distributions made to the holders of
Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred pursuant to Section 3(a) and this Section 3(b) shall not exceed $15.40 per share of Series A Preferred, $20.30 per share for each share of Series B Preferred, $32.00 per share for each share of Series C Preferred, and $31.50 per share for each share of Series D Preferred, respectively. Holders of series of Preferred Stock created after the creation of the Series D Preferred will be entitled to the full liquidation preference set forth in Section 3(a) above or to convert their shares as provided in Section 5 below. Upon conversion of shares as provided in Section 5, the holders of the Common Stock arising from such converted shares will be entitled to receive such remaining assets on a pro rata basis without being subject to the limitations set forth above in this
Section 3(b).

                  c. The following events shall be considered a liquidation, dissolution or winding up under this Section 3:

                                  (1) any consolidation or merger of the Company
with or into any other corporation or other entity or person, or any other corporate reorganization or other transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger, reorganization or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such consolidation, merger or reorganization or any transaction or series of related transactions; or

                                  (2) a sale, lease or other disposition of all
or substantially all of the assets of the Company.

                  d. Any securities to be delivered to the holders of the Preferred Stock or Common Stock pursuant to a transaction treated as a liquidation shall be valued as follows:

                                  (1) Securities not subject to investment
letter or other similar restrictions on free marketability:

                                            (i)      If traded on a national
securities exchange or the National Market System of the National Association of Securities Dealers, Inc. (the "NMS"), the value shall be deemed to be the average of the security's closing prices on such exchange or the NMS over the thirty (30) day period ending three (3) days prior to the closing;

                                            (ii)     If traded over-the-counter
(but not on the NMS), the value shall be deemed to be the average of the mean of the closing bid and ask prices over the thirty (30) day period ending three (3) days prior to the closing; or

                                            (iii)    If there is no active
public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders


                                       5.


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of not less than fifty percent (50%) of the outstanding Preferred Stock, voting together as a single class.

                                  (2) The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections 3(e)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock, voting together as a single class.

                  4.       REDEMPTION.

                           The Company shall not have any right to require
redemption of the Preferred Stock, nor shall any holder of Preferred Stock be entitled to require redemption of Preferred Stock.

                  5.       CONVERSION RIGHTS.

                           The holders of the Preferred Stock shall have the
following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

                           a. OPTIONAL CONVERSION. Subject to and in compliance
with the provisions of this Section 5, any shares of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying, as the case may be, the "Series A Conversion Rate," the "Series B Conversion Rate," the "Series C Conversion Rate," the "Series D Conversion Rate," or the "Series E Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred being converted.

                           b. SERIES A, SERIES B, SERIES C, SERIES D AND SERIES
E CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing $3.85 by the "Series A Conversion Price," calculated as provided in Section 5(c), the conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing $5.075 by the "Series B Conversion Price," calculated as provided in Section 5(c), the conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing $8.00 by the "Series C Conversion Price," calculated as provided in Section 5(c), the conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing $10.50 by the "Series D Conversion Price," calculated as provided in Section 5(c), and the conversion rate in effect at any time for conversion of the Series E Preferred (the "Series E

                                       6.

Conversion Rate") shall be the quotient obtained by dividing $15.75 by the "Series E Conversion Price," calculated as provided in Section 5(c).

                           c. CONVERSION PRICE. The conversion price for the
Series A Preferred shall initially be $3.85 (the "Series A Conversion Price"), the conversion price of the Series B Preferred shall initially be $5.075 (the "Series B Conversion Price"), the conversion price of the Series C Preferred shall initially be $8.00 (the "Series C Conversion Price"), the conversion price of the Series D Preferred shall initially be $10.50 (the "Series D Conversion Price") and the conversion price of the Series E Preferred shall initially be $15.75 (the "Series E Conversion Price"). Such initial Conversion Price for each series of Preferred Stock shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted. As used hereinafter, the term "Conversion Price" shall refer to the Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, or the Series E Preferred, as applicable.

                           d. MECHANICS OF CONVERSION. Each holder of Preferred
Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares and the series of Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with the underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the persons to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If
the Company shall at any time or from time to time after the date that the first share of Preferred Stock is issued (the "Original Issue Date") fix a record date for the effectuation of a split or subdivision of the outstanding Common Stock, the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred



                                       7.


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in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the split, subdivision or combination becomes effective.

                           f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect with respect to each such series of Preferred Stock by a fraction
(i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock.

                           g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS.
If the Company at any time or from time to time after the Original Issue Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event for purposes of this subsection 5(g), provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred been converted into Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred or with respect to such other securities by their terms.

                                       8.

                           h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND
SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5 or in Section 3), in any such event each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred could have been converted immediately prior to or as of such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred after such recapitalization, reclassification or change to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                           i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES
OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5 or in Section
3), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred the number of shares of stock or other securities or property of the Company or otherwise to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable.


                                       9.

                           j.       SALE OF SHARES BELOW CONVERSION PRICE.

                                  (i) If at any time or from time to time after
the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 5(e) above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, then and in each such case the then existing Conversion Price for each such series of Preferred Stock for which the Effective Price is less than the Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for such series by a fraction (1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined in the following sentence) at the close of business on the day preceding the date of such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) at the close of business on the date of such issue. For the purposes of the preceding sentence, all outstanding shares of Common Stock and all shares of Common Stock issuable upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred or upon exercise of warrants (excluding any warrants as to which the exercise price then exceeds the Effective Price for such Additional Shares of Common Stock) and conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred subject to such warrants that are outstanding as of the close of business on the day preceding the date of issue or sale of Additional Shares of Common Stock shall be deemed outstanding.

                                  (ii) For the purpose of making any adjustment
required under this Section 5(j), the consideration received by the Company for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.


                                       10.

                                  (iii) For the purpose of the adjustment
required under this Section 5(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities then convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect with respect to any series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided further that if the amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; provided further that if the amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

                                  (iv) "Additional Shares of Common Stock" shall
mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or

                                       11.

retired by the Company, other than (1) shares of Common Stock issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred; (2) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants and other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements not to exceed an aggregate of 600,000 shares of Common Stock as such number may be increased from time to time by the Company's Board of Directors with the approval of at least four members of the Company's Board of Directors; (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (4) shares of Common Stock (and/or options, warrants, preferred stock or other common stock issued pursuant to such options, warrants, preferred stock or other rights) issued in connection with leasing arrangements not to exceed an aggregate of 200,000 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights) as such number may be increased from time to time by the Company's Board of Directors with the approval of at least four members of the Company's Board of Directors; and (5) shares of Common Stock issued as a function of antidilution or similar protective clauses. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this
Section 5(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5(j), for such Additional Shares of Common Stock.

                           k. ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each
case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, if the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price with respect to such series of Preferred Stock at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred.

                                       12.

                           l.       AUTOMATIC CONVERSION.

                                  (i) Each share of Preferred Stock shall
automatically be converted into shares of Common Stock, based on the then-effective Conversion Price with respect to such share; at any time (1) more than two-third of the shares of Preferred Stock authorized and issued and outstanding have converted into Common Stock pursuant to this Section 5, or (2) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the per share price is at least $13.13, appropriately adjusted for any stock splits, stock combinations, stock dividends, recapitalizations and the like, and the gross cash proceeds to the Company, less underwriting discounts, commissions and fees, are at least $10,000,000.

                                  (ii) Upon the occurrence of the event
specified in paragraph (i) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash or, at the option of the Company, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Company, both, all declared and unpaid dividends on the shares of Preferred Stock being converted, to and including the date of such conversion.

                           m. FRACTIONAL SHARES. No fractional share shall be
issued upon conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued for each Preferred Stock certificate shall be rounded down to the nearest whole share. The Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                                       13.

                           n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The
Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           o. OTHER ADJUSTMENTS. No adjustment of the Conversion
Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 5(j)(iii), no adjustment of such Conversion Price pursuant to subsection 5(j) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                           p. NOTICES. Any notice required by the provisions of
this Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, or first class mail postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Company.

                           q. PAYMENT OF TAXES. The Company will pay all taxes
(other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                           r. NO DILUTION OR IMPAIRMENT. The Company shall not
amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

                                       14.

                  6.       NOTICES OF RECORD.

                           a. Upon any taking by the Company of a record of the
holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or upon any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or any shareholders' meeting to approve the terms thereof, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the date of the shareholders meeting to approve the terms thereof, if applicable, (iii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, and (iv) the material terms thereof.

                  7. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Articles of Incorporation shall be appropriately amended to reflect the consequent valuation in the Company's authorized capital stock.

                                       V.

         A.       The following is applicable to the Common Stock:

                  1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Section 3, Division C of Article III hereof.

                  3. REDEMPTION. The Common Stock is not redeemable.

                  4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in

                                       15.

accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                       VI.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A.

                  1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be entered for a full-term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

                  Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  3. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the

                                       16.

directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

         B.

                  1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the "Voting Stock"). The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                  2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

                  4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                      VII.

         A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                       17.

                                      VIII.

         A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this
Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII and VIII.
                                 **************

          THREE: The foregoing amendment and restatement has been duly approved by the Board of Directors of said corporation.

          FOUR: The foregoing amendment and restatement of this Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware by the Board of Directors and stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was one hundred (100) shares of Common Stock. A majority of the outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation by Written Consent in accordance with Section 228 of the General Corporation Law of Delaware and written notice of such was given by the Corporation in accordance with said
Section 228.

                                      18.

        IN WITNESS WHEREOF, Cerus Delaware Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Secretary in Concord, California, this ___ day of January, 1997.


                                        ___________________________________
                                        Stephen T. Isaacs
                                        President


                                        ___________________________________
                                        Lori L. Roll
                                        Secretary


        The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Certificate of Incorporation and they know the contents thereof, and that the statements therein are true. Executed at Concord, California, on January ___, 1997.


                                        ___________________________________
                                        Stephen T. Isaacs
                                        President


                                        ___________________________________
                                        Lori L. Roll
                                        Secretary